Exhibit 99.1 Press Release

PRESS RELEASE
January 26, 2007
For further information contact:
David M. Bradley, Chairman, President and Chief Executive Officer
North Central Bancshares, Inc.
825 Central Avenue
Fort Dodge, Iowa 50501
515-576-7531

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES PAUL F. BOGNANNO TO BECOME PRESIDENT AND CHIEF EXECUTIVE OFFICER OF NORTH CENTRAL BANCSHARES, INC. AND CHIEF EXECUTIVE OFFICER OF FIRST FEDERAL SAVINGS BANK OF IOWA.

Fort Dodge, Iowa, January 26, 2007 - North Central Bancshares, Inc. (Nasdaq: "FFFD") (the "Company"), the holding company for First Federal Savings Bank of Iowa, announced today that Paul F. Bognanno will succeed David M. Bradley as President and Chief Executive Officer of North Central Bancshares, Inc. effective July 1, 2007. Mr. Bognanno will also become Chief Executive Officer of First Federal Savings Bank of Iowa effective July 1, 2007. In the interim, to assist in the transition, Mr. Bognanno will assume the title of Senior Executive Vice President of the Company.

Mr. Bognanno joined the Company and Bank board of directors in 2005. Previously he was employed by the Principal Financial Group and its predecessors Principal Mutual Life Insurance Company and Bankers Life Company from 1973 to 2004. From 1993 to 2004, he was President and CEO of Principal Residential Mortgage, Inc. a subsidiary of the Principal Financial Group. At the time of its sale to CitiMortgage, Inc. on July 1, 2004, Principal Residential Mortgage, Inc. had a mortgage servicing portfolio of $120 billion. From 2000 to 2003, Mr. Bognanno also served as Chairman of the Board of Principal Bank, an OTS regulated savings bank wholly owned by the Principal Financial Group. Mr. Bognanno is a graduate of Indiana University and resides in Des Moines, Iowa.

“I have worked with Paul for the past two years in his role as a director and am extremely impressed with his business judgment and leadership qualities,” said Mr. Bradley. “We are extremely fortunate to have a person with his unique complementary background experiences and character to lead North Central Bancshares, Inc. at this particular time of competitive and economic challenges. Paul is well known in the Des Moines area and will greatly complement our growth strategy in this relatively new market for the bank.”

After Mr. Bognanno assumes these positions effective July 1, 2007, Mr. Bradley will continue to serve as Chairman of the Board of North Central Bancshares, Inc. and First Federal Savings Bank of Iowa in an executive officer position. Mr. Bradley has been employed by the bank since 1982 and has served as its CEO since 1992. He has served as the President and CEO of North Central Bancshares, Inc. since its inception in December 1995. He became Chairman of the Board of North Central Bancshares, Inc. and the bank as of January 1, 1997.

“I am excited to continue my affiliation with North Central Bancshares, Inc. and First Federal Savings Bank of Iowa,” said Mr. Bradley. “I look forward to working with Paul and all of our staff to achieve our strategic goals.”

North Central Bancshares, Inc., with over $515 million in assets as of December 31, 2006, is the holding company for First Federal Savings Bank of Iowa, a federally chartered stock savings bank. First Federal is a community-oriented institution serving Iowa through 11 full service locations in Fort Dodge, Nevada, Ames, Ankeny, Perry, Clive, West Des Moines, Burlington and Mt. Pleasant, Iowa. First Federal's deposits are insured by the Federal Deposit Insurance Corporation.